Exhibit 10.36

EXECUTION COPY

AMENDMENT NO. 4 TO THE

REVOLVING CREDIT AGREEMENT

AMENDMENT NO. 4 TO THE REVOLVING CREDIT AGREEMENT dated as of January 18, 2008 (this “Amendment”) among MSC-Medical Services Company, a Florida corporation (the “Borrower”), MCP-MSC Acquisition, Inc., a Delaware corporation (“Holdings”), the banks, financial institutions and other lenders party hereto (collectively, the “Lenders”) and Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1) The Borrower, the Guarantors, the Administrative Agent, the Lenders and Bank of America, as L/C Issuer, have entered into a Revolving Credit Agreement dated as of March 31, 2005, as amended by Amendment No. 1 to the Revolving Credit Agreement dated as of May 12, 2005, Amendment No. 2 to the Revolving Credit Agreement dated as of December 9, 2005 and Amendment No. 3 to the Revolving Credit Agreement dated as of December 14, 2006 (the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2) Pursuant to discussions between the Borrower, the Administrative Agent and the Lenders, the Borrower has informed the Lenders of its proposal to acquire all of the membership interests in Speedy Re-Employment, LLC, a Florida limited liability company, and ZoneCare USA of Delray, LLC, a Florida limited liability company (together with its subsidiary ZoneCareUSA DME, LLC, a Florida limited liability company), and, through SelectMRI Acquisition, LLC, a Delaware limited liability company, substantially all of the assets of SelectMRI, LLC, a Florida limited liability company (collectively the “ZoneCare Acquisitions”).

(3) The Borrower, the Administrative Agent and the Lenders have agreed to amend the Credit Agreement in certain respects as set forth below.

SECTION 1. Amendments to Credit Agreement. Upon, and subject to, the satisfaction of the conditions precedent set forth in Section 3 hereof, the Credit Agreement is hereby amended, as follows:

(a) Article 1. Definitions and Accounting Terms. is amended by inserting a new Section 1.08 after the existing Section 1.07 as follows:

“Section 1.08 Pro Forma Calculations. For the purposes of calculating the Consolidated Fixed Charge Coverage Ratio and the First Lien Leverage Ratio, Investments made by the Borrower or any of its Subsidiaries during the applicable Measurement Period pursuant to Section 7.03(h) shall be calculated on a pro forma basis assuming that all such Investments (and the change in Consolidated EBITDA resulting therefrom and any indebtedness incurred in connection therewith) had occurred on the first day of the applicable Measurement Period. Notwithstanding the foregoing, Consolidated EBITDA of the Borrower in respect of the fiscal quarters ended June 30, 2007, September 30, 2007 and December 31, 2007 shall be increased by $1.4 million, $1.1 million and $1.2 million, respectively, in order to give pro forma effect to the acquisition of all of the membership interests in Speedy

Amendment No. 4 to MSC Revolving Credit Agreement

Re-Employment, LLC, and ZoneCare USA of Delray, LLC (together with its subsidiary ZoneCareUSA DME, LLC) and, through SelectMRI Acquisition, LLC, substantially all of the assets of SelectMRI, LLC.”.

(b) Section 1.01 is amended by inserting in the appropriate alphabetical order the following definition:

“Investment Equity Contribution Proceeds” means the aggregate amount of any cash capital contributions made by Holdings directly or indirectly to the Borrower (from the proceeds of any cash capital contribution made to Holdings directly or indirectly by the Equity Investors) from time to time for the purposes of financing the consideration paid or payable in relation to any Investment otherwise permitted under Section 7.03(h), Section 7.03(i) or Section 7.03(k)(i).

(c) Section 1.01 is further amended as follows:

(i) The definition of “Subsidiary” is amended and restated in its entirety as follows:

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body, other than securities or interests having such power only by reason of the happening of a contingency, are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower; provided that, solely for the purposes of determining the Borrowing Availability (including, without limitation, the Borrowing Base) and to the extent used in the Borrowing Base Certificate, references to “Subsidiary” or “Subsidiaries” shall exclude any Subsidiary acquired with Investment Equity Contribution Proceeds, until such time as Section 6.12(a) of the Credit Agreement is complied with in its entirety in respect of such acquired Subsidiaries’ Receivables.

(ii) The definition of “Suspension Consolidated Fixed Charge Coverage Ratio” is amended and restated in its entirety as follows:

“Suspension Consolidated Fixed Charge Coverage Ratio” means, for any consecutive twelve month period, as of any date of determination, the ratio of (but without duplication) (a) Consolidated EBITDA minus (i) Capital Expenditures minus (ii) Federal, state, local and foreign income or franchise taxes paid or required to be paid in cash minus (iii) the aggregate amount attributable to any Restricted Transaction (excluding any such amount to the extent (x) included in clause (b) hereof or (y) constituting Investment Equity Contribution Proceeds) consummated during such period to (b) the sum of (i) Consolidated Cash Interest Charges plus (ii) the aggregate amount of scheduled payments and redemptions, repurchases, prepayments and similar acquisitions for value in respect of, all Consolidated repurchases, prepayments and similar acquisitions for value in respect of, all Consolidated Funded Indebtedness, but excluding payments on the Revolving Credit Loans not accompanied by a corresponding

Amendment No. 4 to MSC Revolving Credit Agreement

reduction of the Commitments under the Revolving Credit Facility and any such redemptions, repurchases, prepayments and similar acquisitions to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02.

(iii) The definition of “Transaction Conditions” is amended and restated in its entirety as follows:

“Transaction Conditions” means, with respect to any Restricted Transaction, the satisfaction at the time of the consummation of such Restricted Transaction of the following conditions: (a) no Default shall exist, or would result from the consummation of such Restricted Transaction; (b) the Consolidated Fixed Charge Coverage Ratio for the most recently completed Calculation Period ending prior to such Restricted Transaction, after giving pro forma effect to such Restricted Transaction and to any other Restricted Transaction occurring after such Calculation Period as if such Restricted Transaction had occurred as of the first day of such Calculation Period shall be not less than (i) prior to March 31, 2008: (A) with respect to the determination of whether the Borrower is entitled to any Capital Expenditure Carryover Amount, 1.25:1.00 and (B) with respect to any other Restricted Transaction, 1.00:1.00, (ii) on and after March 31, 2008 but prior to June 30, 2008: (A) with respect to the determination of whether the Borrower is entitled to any Capital Expenditure Carryover Amount, 1.25:1.00 and (B) with respect to any other Restricted Transaction, 1.10:1.00, (iii) on and after June 30, 2008 but prior to September 30, 2008: (A) with respect to the determination of whether the Borrower is entitled to any Capital Expenditure Carryover Amount, 1.25:1.00 and (B) with respect to any other Restricted Transaction, 1.20:1.00 and (iv) on and after September 30, 2008 , 1.25:1.00; and (c) solely with respect to any Restricted Transaction contemplated by clauses (a) through (d) of the definition thereof (but excluding, for the avoidance of doubt, any Investment financed solely with Investment Equity Contribution Proceeds), the Borrowing Availability shall be at least $5,000,000 both before and after giving effect to such Restricted Transaction.

(d) Section 6.12(a)(iii) is amended by inserting the following words after “each direct and indirect parent of such Subsidiary” in line 2 thereof:

“that is a Subsidiary of Holdings”;

(e) Section 6.20 is amended and restated in its entirety as follows:

Section 6.20. Restricted Transactions. Upon the consummation of any Restricted Transaction (but excluding, for the avoidance of doubt, any Investment financed solely with Investment Equity Contribution Proceeds and any transaction falling within clause (e) of the definition of Restricted Transaction) and at all times thereafter until the Suspension Date, the Borrower shall maintain a Borrowing Availability of not less than $5,000,000;

(f) Section 7.11(a) is amended and restated in its entirety as follows:

Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio at any time

Amendment No. 4 to MSC Revolving Credit Agreement

during any period of four fiscal quarters of the Borrower set forth below to be less than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Consolidated Fixed Charge Coverage Ratio
September 30, 2006	0.90:1.00
December 31, 2006	0.90:1.00
March 31, 2007	0.90:1.00
June 30, 2007	0.90:1.00
September 30, 2007	0.90:1.00
December 31, 2007	1.00:1.00
March 31, 2008	1.10:1.00
June 30, 2008	0.80:1.00
September 30, 2008	0.90:1.00
December 31, 2008	1.00:1.00
March 31, 2009	1.25:1.00
June 30, 2009	1.25:1.00
September 30, 2009	1.25:1.00
December 31, 2009 and each fiscal quarter thereafter	1.25:1.00

(g) The table set out in Section 7.19 is amended and restated in its entirety as follows:

Fiscal Year	Amount
2006	$5,500,000
2007	$6,500,000
2008	$5,800,000
2009	$5,000,000
2010	$5,000,000

Amendment No. 4 to MSC Revolving Credit Agreement

SECTION 2. Waiver. The Lenders agree that, in relation only to Subsidiaries acquired with Investment Equity Contribution Proceeds, subject to delivery by the Borrower of the Responsible Officer’s certificate referred to Section 7.03(h)(vi) dated as of the date hereof, the requirement that such Responsible Officer’s certificate shall be delivered at least five Business Days prior to the ZoneCare Acquisitions shall be waived.

SECTION 3. Conditions of Effectiveness. The amendments set forth in Section 1 shall become effective when, and only when, and as of the date on which each of the following conditions shall have been satisfied:

(a) the Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, Holdings and the Required Lenders, and dated the date of receipt thereof by the Administrative Agent (unless otherwise specified);

(b) the Administrative Agent shall have received an amendment fee for the account of each Lender approving this Amendment on or before 5:00 p.m. (New York time) January 22, 2008 in an amount equal to 0.50% of the aggregate amount of each such Lender’s Commitment;

(c) the Administrative Agent shall have received payment of all accrued expenses of the Administrative Agent (including the reasonable and accrued fees of counsel to the Administrative Agent invoiced on or prior to the date hereof); and

(d) immediately after giving effect to the amendments set forth in Section 1, (i) no Default shall have occurred and be continuing, and (ii) the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement and any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such issuance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

Notwithstanding the effectiveness of this Agreement, in the event that the Borrower fails to consummate the ZoneCare Acquisitions on or prior to the date occurring 20 Business Days after the date hereof, the amendments set forth in Section 1(a), 1(f) and 1(g) above shall be deemed null and void and of no further effect.

SECTION 4. Representations, Etc. The Borrower hereby represents and warrants that, after giving effect to the amendments set forth in Section 1 hereof, no Default or Event of Default has occurred and is continuing under the Credit Agreement.

SECTION 5. Release of Claims. Each of Holdings and the Borrower hereby acknowledges and agrees that it does not have any defenses, counterclaims, offsets, cross-complaints, claims or demands of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of the obligation of any Loan Party to pay any amounts owed in respect of any Loans under the Credit Agreement or any other amounts owed under any other Loan Document, or to seek affirmative relief or damages of any kind or nature from any of the Administrative Agents, the Lenders and the L/C Issuer (each a “Lender Party”). Each of Holdings and the Borrower hereby voluntarily and knowingly releases and forever discharges each Lender Party and each of its Affiliates, officers, employees, agents, representatives, successors and assigns (each, a “Lender Related Person”), from all possible claims, actions,

Amendment No. 4 to MSC Revolving Credit Agreement

demands, causes of action, damages, costs, or expenses, and liabilities whatsoever, known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent, or conditional, at law or in equity, originating in whole or in part on or before the date hereof, which each or any Loan Party may have against any Lender Party or Lender Related Person, if any, relating to the Credit Agreement, any other Loan Document or any other document or agreement relating thereto, or the negotiation and execution of this Amendment, including, without limitation, the administration of, or the taking or failure to take of any actions under, any of the foregoing, and irrespective of whether any such claims, actions, demands, causes of action, damages, costs, or expenses, and liabilities arise out of contract, tort, violation of law or regulations, or otherwise.

SECTION 6. Reference to and Effect on the Loan Documents. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as amended by this Amendment.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 7. Consent. Holdings, as a Guarantor under the Credit Agreement in favor of the Administrative Agent and the Lenders party to the Credit Agreement, hereby consents to this Amendment and hereby confirms and agrees that (a) notwithstanding the effectiveness of such Amendment, the Guaranty made by Holdings in favor of the Secured Parties under Article X of the Credit Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects and (b) each of the Collateral Documents to which such Guarantor is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the obligations to be secured thereunder.

SECTION 8. Costs, Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 11.04 of the Credit Agreement.

SECTION 9. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

Amendment No. 4 to MSC Revolving Credit Agreement

SECTION 10. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Amendment No. 4 to MSC Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MSC-MEDICAL SERVICES COMPANY

By	/s/
Name:
Title:

MCP-MSC ACQUISITION, INC.

By	/s/
Name:
Title:

Amendment No. 4 to MSC Revolving Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent and as a Lender

By	/s/
Name:
Title:

Amendment No. 4 to MSC Revolving Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/
Name:
Title:

[INSERT NAME OF LENDER], as a Lender

By:	/s/
Name:
Title: